Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Stock Incentive Plan of Quantum Fuel Systems Technologies Worldwide, Inc. of our reports dated July 2, 2008, with respect to the consolidated financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2008 and the effectiveness of internal control over financial reporting of Quantum Fuel Systems Technologies Worldwide, Inc. filed with the Securities Exchange Commission.

/s/ ERNST & YOUNG LLP

Orange County, California

July 2, 2008